Exhibit 10.4

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LABORATORY SERVICE AGREEMENT

This Laboratory Service Agreement (this “Agreement”) is made and entered into, effective as of April 24th, 2014 (the “Effective Date’’), by and between diaDexus, Inc., a Delaware corporation with an office at 349 Oyster Point Boulevard, South San Francisco, CA 94080-1913 (“Contractor”), and GlaxoSmithKline LLC, a Delaware limited liability company with an office located at Five Moore Drive, Research Triangle Park, North Carolina 27709 (“GSK”).  Contractor and GSK may be referred to herein individually as a “Party”, and collectively as the “Parties”.

The Parties hereby agree as follows:

1.SERVICES.

(a) Whereas Contractor and GSK have entered into the [ * ] between Contractor and GSK dated [ * ] (the [ * ]), the [ * ] between Contractor and GSK dated [ * ] ([ * ], the [ * ]), and the Collaboration and License Agreement dated as of September 2, 1997 to which Contractor and GSK are parties (as subsequently amended by the Parties at various times, the “1997 Collaboration Agreement,” and together with the [ * ] and the [ * ], the “Existing Agreement”).  In the event of a conflict between the terms of this Agreement and the Existing Agreement, the terms of the Existing Agreement shall control.

(b) Contractor agrees to perform the services (“Services”) as described in Exhibit A, which is attached and incorporated by reference as part of this Agreement.

(c) Subject to the specific terms of Exhibit A, Contractor’s Services shall generally consist of clinical laboratory testing services, data management, and related services in accordance with applicable industry standards as necessary and in the spirit of applicable GLP principles, such services in connection with the clinical study [ * ] (the “Study”) sponsored by GSK, such Services to include:

(i)

Project initiation services, which may include evaluating logistical feasibility, creating customized database(s) for the data resulting from the laboratory testing services for use by GSK in the Study, and laboratory testing protocol, consulting and protocol development;

(ii)

Study specific services relating to the laboratory testing, which may include services pertaining to handling and shipment of samples from the Study (including proper packing and shipping of samples), and providing a set of specific instructions for such sample preparation and shipping;

(iii)

Transportation system services, which may include maintaining a shipping system as per the Contractor procedure, in compliance with all required regulatory bodies, by which remnant samples can be delivered to designated long-term storage facilities designated by GSK; and

(iv)	Laboratory testing services on the Study samples provided to Contractor, as specified in Exhibit A;
(v)

Sample handling services in connection with such testing services, which shall include accepting transfer from GSK-designated shippers of such samples, with the understanding that the samples may have hazardous properties, and:

(1)

handling the samples in the spirit of applicable GLP guidelines, all applicable national and local laws and regulations, and accepting ownership of and sole responsibility for the handling and disposal of all waste products generated in the course of Contractor’s Services in compliance with applicable law, including laws governing disposal of hazardous substances; handling the samples generally in compliance with International Conference on Harmonization Good Clinical Practice (“ICH GCP’’) guidelines for collecting, obtaining, or using Human Biological Samples in Research and preserving the privacy of Personally Identifiable Information.

(2)	using the samples solely in accordance with this Agreement; and
(3)	promptly notifying GSK in writing of any adverse effects experienced by persons handling the specimens, and of any test results which suggest a significant risk for humans.
(vi)

Data services, including providing test results and other data in accordance with the data format and transmission specifications to be provided by GSK, which will be specified in a separate communication.

(d) Contractor will subcontract the data management Services to [ * ] but shall not subcontract any other Service without GSK’s prior written approval.  Contractor shall enter into written agreements with any approved subcontractor with terms and conditions required by and consistent with this Agreement.  Contractor shall be responsible for the satisfactory performance of all Services

1.

assigned to subcontractors, and Contractor acknowledges that the acts or omissions of any subcontractors shall be deemed to be the acts or omissions of Contractor with respect to the performance of any obligation of Contractor under this Agreement.

2.PAYMENT.

In consideration for performing the Services and Contractor’s other obligations under this Agreement, GSK shall pay Contractor an amount equal to [ * ] by Contractor under this Agreement, based on invoices submitted by Contractor upon Contractor reporting to GSK data generated under its performance of such assays on samples provided to Contractor by GSK under the Agreement.  From the final invoice, a hold back of [ * ] will be retained by GSK.  Upon return of the patient sample by diaDexus to GSK, the hold back amount shall be paid.  Such invoices to be delivered in accordance with the schedule in Exhibit B, which is attached and incorporated by reference as part of this Agreement.  All invoices shall become payable within [ * ] from the date of receipt by GSK.  If, upon termination of this Agreement, GSK has prepaid funds which Contractor has not earned in accordance with Exhibit B, Contractor shall return to GSK all such prepaid, unearned funds within [ * ] days.

Any significant change to the scope of Services requires mutual written approval of both Parties, and if any such change in scope of Services causes a change in the costs structure or increases the amount of Services, such costs or change in Services shall result in an adjustment to the Study Budget by written amendment of this Agreement signed by both Parties.  The fixed costs and/or reimbursable costs payable to Contractor as indicated above may increase or decrease, consistent with the increase or decrease in the scope of Services and/or the Study/Budget specifications noted in Exhibit A and Exhibit B of this Agreement.

No changes to the scope of Services can be implemented by the Contractor without prior written approval from the GSK study lead.  It will be the Contractor’s responsibility to proactively identify additional required services outside the original scope of Agreement and present the GSK study lead with the associated costs of performing such additional activities for initiating contract amendment and prior to implementation.

The amounts paid under this Agreement are bona fide fair market value compensation for the work conducted under this Agreement.  The Parties agree that no payments by GSK pursuant to this Agreement shall be passed in whole or in part, directly or indirectly, to any third party as a rebate or discount for the purchase of GSK products.  Notwithstanding the foregoing, commercially reasonable payments to a subcontractor who is performing services under the terms of this Agreement that meet the criteria for bona fide services are not considered to be a pass-through rebate or discount payments (even if the subcontractor is a GSK customer).

3.TERM; TERMINATION.

(a) The term of this Agreement shall commence as of the Effective Date, and shall continue until the Services are completed and all Services Records are delivered to GSK, unless earlier terminated as provided below.

(b) This Agreement may be terminated by GSK immediately upon written notice to Contractor, or by Contractor upon thirty (30) days written notice to GSK.

(c) Upon notice of termination, Contractor shall use commercially reasonable efforts to terminate or minimize, as reasonably possible, any financial obligations incurred and shall avoid incurring any additional costs in connection with this Agreement (except for non-cancellable third party obligations).  Contractor shall be compensated only for the Services actually performed and shall be reimbursed only for expenses actually and reasonably incurred (or accrued non-cancellable obligations) through the effective date of termination, which GSK has agreed to pay under this Agreement.

(d) The obligations of this Section and Sections 2, 5, 6 (for the period set forth in such Section), 7, 9(b), 10, and 12 through 22 shall survive termination of this Agreement.

2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.MATERIAL TRANSFER.

(a) During the course of the Study, GSK will provide Contractor with Study samples, as contemplated in this Agreement, (the “Human Biological Samples”) or other materials or information, regardless of route of transfer, which GSK provides for use in the provision of the Service, or to be tested or in relation to which an analytical method is required to be developed and/or validated, as GSK determines necessary for the conduct of the Study (collectively, the “Materials”).  Upon termination of the Study or this Agreement, all unused Materials (including any Human Biological Samples and any confidential information of GSK) provided by GSK shall be promptly returned at GSK’s expense, or, at GSK’s option and expense, destroyed with the destruction certified in writing.

(b) Contractor: (i) shall use the Materials only to conduct the Services in accordance with the terms of this Agreement; (ii) shall not chemically, physically, or otherwise modify the Materials, except if specifically required to conduct the Services in accordance with this Agreement; and (iii) shall handle, store, and ship or dispose of the Materials in compliance with all applicable local, state, and federal laws, rule, and regulations including, but not limited to, those governing hazardous substances.

5.RECORDKEEPING; ACCESS.

(a) Contractor shall make and retain complete and systematic written records (the “Services Records”) of Contractor’s Services activities, and the results of such Services, in connection with the performance of this Agreement, and Contractor shall retain all such Services Records for a period as required by applicable law or for [ * ] years after work is completed under this Agreement, whichever is greater.

(b) Authorized representatives of GSK, upon reasonable advance notice and during regular business hours, shall have the right to inspect Contractor’s facilities specifically used in the performance of the Services and to inspect and copy all Services Records created in the performance of this Agreement.

6.CONFIDENTIALITY.

(a) “Confidential Information” means all information, which may include without limitation data, reports, specifications, computer programs or models and related documentation, or business or research plans of GSK or its affiliates or third parties, provided to Contractor by or on behalf of GSK in connection with the performance of this Agreement, and all Services Records prepared or developed by Contractor in the performance of this Agreement.

(b) Confidential Information and all tangible expressions, in any media, of Confidential Information shall be the confidential property of GSK.  Contractor agrees not to use Confidential Information for any purposes other than the performance of this Agreement.  Contractor agrees not to disclose Confidential Information to third parties except as necessary for the performance of this Agreement, and agrees to use the same level of care in safeguarding Confidential Information that is used with Contractor’s own confidential information of a similar nature, but in no event less than reasonable care.  For a period of [ * ] years after the Effective Date, upon the request of GSK, all tangible expressions, in any media, of Confidential Information shall be delivered to GSK, or at GSK’s option, destroyed (but subject to the other terms of this Agreement), and provided that electronic records (and the media containing them) are not required to be physically destroyed but such records will be deleted in the ordinary course.

(c) Notwithstanding the foregoing, the obligations of this Section 6 shall not extend to any information:

(i)	which is or becomes publicly available, except through breach of this Agreement;
(ii)

which Contractor can demonstrate was possessed prior to disclosure or development under this Agreement or can demonstrate was developed independently from disclosure or development under this Agreement;

(iii)	which becomes available to Contractor from a third party which is not legally prohibited from disclosing such information; or
(iv)

which Contractor is required by law or court order or judicial process to disclose, provided that GSK is notified of any such requirement with sufficient time to seek a protective order or other modifications to the requirement.

(d) All Contractor employees performing Services under this Agreement will not knowingly trade in shares of GSK capital stock, until GSK publically discloses data related to the Study or generated in connection to Services, provided that the foregoing shall not be interpreted to prevent any such employee from buying or selling shares or interests in mutual funds or similar stock funds.  Contractor represents to GSK that Contractor has in place and shall follow and enforce policy applicable to its employees that prohibits such employees from trading in Contractor’s capital stock if the employee is in possession of material, non-public information regarding Contractor or its business prospects.

3.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e) Contractor will not share any Confidential Information Contractor learns during the course of performing Services, with any other persons except on a need-to-know basis.  Contractor may retain in its archives a copy of the Services Records, solely for compliance purposes for a period of [ * ] years.

(f) In the event that Contractor learns of any material, confidential information relating to the Study ahead of a GSK public disclosure of such data or other information, Contractor is prohibited from making any sort of disclosure of such information, even if such disclosure is considered material to Contractor.  For the avoidance of doubt, the foregoing shall not limit Contractor from disclosing information relating to its revenues from performing the Services, provided it does not include any such information prohibited from being disclosed by the previous sentence.

(g) Contractor’s obligations under this Section 6 shall continue for a period of [ * ] years from the Effective Date, and expire at the end of such period.

7.INTELLECTUAL PROPERTY.

The Existing Agreement between Contractor and GSK shall apply to any Intellectual Property developed pursuant to Section 1(a).

8.REPRESENTATIONS AND WARRANTIES.

(a) Contractor represents and warrants that Contractor is not bound by any other agreement which could prevent, or be violated by, or under which there would be a default as a result of, the execution and performance of this Agreement, and that Contractor will not enter into any such conflicting agreements during the term of this Agreement.

(b) Contractor represents and warrants that Contractor and all entities or individuals providing services on Contractor’s behalf in connection with the performance of this Agreement have not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) and (b); disqualified as a testing facility under the provisions of 21 C.F.R. Part 58, Subpart K; or disqualified as a clinical investigator under the provisions of 21 C.F.R. § 312.70.  Contractor shall notify GSK immediately if Contractor or any entity or individual providing services on Contractor’s behalf in connection with the performance of this Agreement is debarred or disqualified or receives notice of an action or threat of an action with respect to debarment or disqualification.

(c) Contractor represents and warrants that, subject to the accuracy of GSK’s warranty in Section 8(d), it has all the necessary authorizations, licenses and approvals (including ethical approval where necessary) to use, store and dispose of the Human Biological Samples in the provision of the Services.

(d) GSK represents and warrants to Contractor that all Materials (including Human Biological Samples and other samples or specimens) provided to Contractor for use in the provision of the Services:

(i)	were obtained in compliance with all applicable laws, regulations and any generally accepted ethical guidelines regarding the, collection, storage, transfer, subsequent use and disposal; and
(ii)

that, if applicable, informed consent in respect of any Human Biological Sample or other human sample has been obtained which included statements informing the donor that the Human Biological Sample may be used for research purposes, and which does not exclude the Services proposed in this Agreement.

(e) Contractor represents and warrants that Contractor will require all entities and individuals providing services in connection with the performance of this Agreement to comply with the provisions of this Agreement.

9.COMPLIANCE WITH LAW.

(a) Contractor shall perform all Services under this Agreement in compliance with all applicable federal, state, and local laws, rules and regulations.  Contractor’s performance under this Agreement shall be in the spirit of GLP.

(b) Contractor agrees that no employee or independent contractor of Contractor shall be considered an employee of GSK or entitled to any benefits or eligible for participation in any benefits plans provided to employees of GSK.  Contractor acknowledges and agrees that Contractor is solely responsible for any wages or compensation payable to employees or independent contractors of Contractor, as well as any and all federal, state, or local contributions and taxes in connection with any compensation paid to employees or independent contractors of Contractor.  Contractor further agrees to indemnify and hold harmless GSK and its affiliates against any and all liability for claims by an employee or independent contractor of Contractor asserting an employment relationship with GSK.

4.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.INDEMNIFICATION.

(a) GSK shall defend, indemnify and hold harmless Contractor and its affiliates, and Contractor’s and its affiliates’ respective officers, directors, employees, and agents (collectively, the “Contractor Indemnitees”) from and against any and all liabilities, damages, costs, expenses, harm, losses, or judgments (“Losses”) resulting from any third party allegation or claim made or suit or legal action brought against any Contractor Indemnitees (“Claims”) arising out of (i) the negligence or wrongful act or omissions of GSK or any individual acting on behalf of GSK in the performance of this Agreement, or (ii) any breach of this Agreement by GSK; provided that:

(i)

GSK must be promptly notified in writing of any Claim within such time as is reasonably necessary to allow GSK to respond to the Claim prior to any legally-required deadline (and in any event, no later than thirty (30) days after a Contractor Indemnitee had notice of such Claim) for which indemnification is sought; and

(ii)

GSK shall have sole control over the defense and settlement of any Claim for which indemnification is sought and the Contractor Indemnitees shall reasonably cooperate with GSK and its representatives in the investigation and defense of the Claim, provided that GSK shall act reasonably and in good faith with respect to the defense or settlement of the Claim as to the Contractor Indemnitees and will not reach any settlement which requires an admission of fault by a Contractor Indemnitee without that Contractor Indemnitee’s consent.

(b) Contractor shall defend, indemnify and hold harmless GSK and GSK’s officers, directors, employees, and agents (collectively, the “GSK Indemnitees”) from and against any and all Losses resulting from any third party Claim against GSK Indemnitees arising out of (i) the negligence or wrongful act or omissions of Contractor or any individual acting on behalf of Contractor in the performance of this Agreement, or (ii) any breach of this Agreement by Contractor; provided that:

(i)

The foregoing defense and indemnity obligation shall not apply to any such Losses or Claims to the extent arising from subject matter for which GSK has an indemnity obligation under Section 10(a) above;

(ii)

Contractor must be promptly notified by GSK in writing of any such Claim for which it seeks indemnification hereunder within such time as is reasonably necessary to allow Contractor to respond to the Claim prior to any legally-required deadline (and in any event, no later than thirty (30) days after a GSK Indemnitee had notice of such Claim) for which indemnification is sought; and

(iii)

Contractor shall have sole control over the defense and settlement of any Claim for which indemnification is sought and the GSK Indemnitees shall reasonably cooperate with Contractor and its representatives in the investigation and defense of the Claim, provided that Contractor shall act reasonably and in good faith with respect to the defense or settlement of the Claim as to the GSK Indemnitees and will not reach any settlement which requires an admission of fault by a GSK Indemnitee without that GSK Indemnitee’s consent.

11.INSURANCE.

During the term of this Agreement, Contractor shall maintain the following insurance.  Upon GSK’s request, Contractor shall have its insurance carrier furnish to GSK certificates that all insurance required under this Agreement is in force.

Worker’s Compensation	Statutory

Commercial General Liability: Occurrence form including premises and operations coverage, coverage for independent contractors, personal injury liability and blanket contractual liability:

General Aggregate	[ * ]
Each Occurrence	[ * ]

12.INDEPENDENT CONTRACTOR.

The relationship of the Parties is that of independent contractors.  Neither Party is the partner, joint venturer, or agent of the other, and neither Party has authority to make any statement, representation, commitment, or action of any kind which purports to bind the other without the other’s prior written authorization.

13.USE OF PARTIES’ NAMES.

Contractor shall not make (or have made on its behalf) any oral or written release of any statement, information, advertisement or publicity in connection with this Agreement which uses the GSK’s name, symbols, or trademarks without GSK’s prior written

5.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

approval, such approval not to be unreasonably withheld, and provided that Contractor may disclose such information (including the existence and terms of this Agreement and the relationship with GSK) as Contractor is required to disclose to comply with law, regulation or securities exchange requirements.  The obligations of this Section shall survive termination of this Agreement.

14.NOTICES.

All notices under this Agreement shall be sent by registered or certified mail, postage prepaid, or by overnight courier service, to the following addresses of the respective parties:

If to Contractor:

diaDexus, Inc.

349 Oyster Point Boulevard

South San Francisco, CA 94080-1913

ATTN:  Chief Executive Officer

If to GSK:

[ * ]

[ * ]

GlaxoSmithKline

2301 Renaissance Blvd.

Mail Code RN0320

King of Prussia, PA 19406

15.ASSIGNMENT.

GSK may assign its rights and duties under this Agreement without Contractor’s consent.  Any assignment by Contractor is valid only upon the prior written consent of GSK, such consent not to be unreasonably withheld, and except that Contractor may assign this Agreement to its successor in interest in connection with the acquisition, merger or sale of all or substantially all of the assets of Contractor.  To the extent permitted above, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

16.SEVERABILITY.

If any provision(s) of this Agreement should be illegal or unenforceable in any respect, the legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

17.WAIVER; MODIFICATION OF AGREEMENT.

No waiver, amendment, or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties.  Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

18.GOVERNING LAW; VENUE.

This Agreement shall be governed by and interpreted in accordance with State of Delaware law.  The Patties agree that they are subject to the jurisdiction and venue of, and that any matters regarding this Agreement may be brought in, the courts of the State of Delaware.

19.COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

6.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

20.ETHICAL STANDARDS AND HUMAN RIGHTS.

Contractor represents that, with respect to employment and conducting the Services under this Agreement, Contractor will:

(a) not use child labor in circumstances that could cause physical or emotional impairment to the child;

(b) not use forced labor (prison, indentured, bonded or otherwise);

(c) provide a safe and healthy workplace; safe housing (if housing is provided by Contractor to its employees); and access to clean water, food, and emergency healthcare in the event of accidents in the workplace;

(d) not discriminate against employees on any grounds (including race, religion, disability or gender);

(e) not use corporal punishment or cruel or abusive disciplinary practices;

(f) pay at least the minimum wage and provide any legally mandated benefits;

(g) comply with laws on working hours and employment rights;

(h) respect employees’ right to join and form independent trade unions;

(i) encourage subcontractors under this Agreement to comply with these standards;

(j) maintain a complaints process to address any breach of these standards.

21.ANTI-BRIBERY AND ANTI-CORRUPTION PRACTICES.

1. Contractor acknowledges that they have received and read GSK’s ‘Prevention of Corruption Third Party Guidelines’ (either in hard copy or at http://www.gsk.com/policies/Prevention-of-Corruption-Third-Partv-Guidelines.pdf) and agrees to perform its obligations under the Agreement in accordance with the principles set out therein.

2. Contractor shall comply fully at all time with all applicable laws and regulations, including but not limited to applicable anti-corruption laws, of the territory in which Contractor conducts business with GSK.

3. GSK shall be entitled to terminate this Agreement immediately on written notice to Contractor if Contractor fails to perform its obligations in accordance with this Section 21.  Contractor shall have no claim against GSK for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 21.  To the extent (and only to the extent) that the laws of the territory provide for any such compensation to be paid to Contractor upon the termination of this Agreement, Contractor hereby expressly agrees (to the extent possible under the laws of the territory) to waive or to repay to GSK any such compensation or indemnity.

22.ENTIRE AGREEMENT.

This Agreement represents the entire and integrated agreement between the Parties and supersedes all prior negotiations, representations or agreements, either written or oral, regarding its subject matter.

[Signature Page Follows}

7.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, this Agreement is executed, to be effective as of the Effective Date.

GLAXOSMITHKLINE LLC		DIADEXUS, INC.

By:	/s/ Annabellee Fernandez	By:	/s/ Brian E. Ward Ph.D.

Name:	Annabellee Fernandez	Name:	Brian E. Ward Ph.D.
	(Please type or print)		(Please type or print)

Title:	Contract Manager	Title:	President & CEO
	(Please type or print)		(Please type or print)

Date:	25 April 2014	Date:	25 April 2014

8.

EXHIBIT A

SERVICES

Studies

GSK is requesting that samples be assayed for [ * ].  Study [ * ] (“[ * ]” study) is a [ * ].  Study [ * ] ([ * ] study) is a [ * ].

Services

Contractor has agreed to analyze Study plasma samples using the [ * ] assay as described below:

1. Up to [ * ] samples using [ * ] test with the [ * ] for STAGE 1.

There will be four subgroups included in Stage 1, as follows:

a. Approximately [ * ] samples from the [ * ] study

b. Approximately [ * ] samples from the [ * ] study

c. [ * ] samples ([ * ]) from the [ * ] study

d. [ * ] samples ([ * ]) from the [ * ] study

2. Up to [ * ] samples using the same [ * ] test for STAGE 2, following the GSK study team’s evaluation of [ * ] results from STAGE 1 as well as the results of Study [ * ].

The analytical runs will be performed in Contractor’s laboratories using appropriate established validated techniques and the analyses will be accepted or rejected according to criteria established in the Contractor laboratories.  Contractor and GSK will agree a schedule for the four sets to be assayed in Stage 1, based upon an expected [ * ] samples assayed per [ * ], and sample availability.  GSK will ensure that Contractor has suitable notification of shipping to ensure that agreed timelines can be met.  Contractor will perform the Services in accordance with the Data Management Plan, Data Transfer Plan, and Testing Protocol as such plans and protocol are agreed by the Parties in writing.

Samples should be stored and processed at Contractor’s laboratories under the appropriate conditions to maintain the integrity of the samples.  Upon completion of the Services, remaining samples will be stored at Contractor until GSK requests Contractor to return any surplus material to GSK under appropriate conditions to maintain its integrity.

Checked and approved data will be reported to GSK in electronic format [ * ] following the [ * ].  Data will be reported to the GSK data management contact responsible for the Study and by the agreed method.

Upon completion of the Services Contractor (or its subcontractor) will retain and store the raw data and supporting documentation for the analysis for a minimum period of [ * ] years.

9.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

SERVICES

Deliverables and Schedule for Receipt of Deliverables

Contractor will deliver the following:

•

Provide electronic cumulative data transfers to GSK in one of these acceptable formats: ASCII (.CSV), SAS Dataset (.sas7bdat) or SAS Transport file (.XPT).  Data files should be sent to GSK via a secure and validated method (to be agreed - GSK External Alliance Portal preferred).  Number of transfers per ‘stage’ - Stage 1 –[ * ]: a Test transfer as soon as formatted data file is available after commencement of testing for each study, to ensure file format and study ID are correct for each file, and to confirm the transfer process, with transfers repeated as necessary until all format issues are resolved; [ * ] in stream transfers; final transfers received within [ * ], repeated as necessary if any discrepancies found and corrections needed.  A similar approach will be agreed for Stage 2 when the decision to progress to Stage 2 is taken.

•

Will ensure that the process of reformatting data from analysis machine into transfer format is fully validated and that data from all expected samples are present in the electronic transfer file – with validation documentation provided at final transfer.  Contractor must perform the agreed validation checks before sending the data file.  The GSK Clinical Data Scientist (CDS), on receiving the file, will check the structure of the transfer file to ensure that the format is correct and perform data validation checks.  Any problems will be reported by the CDS to the Contractor contact as soon as possible.  Contractor will address any problems raised and re-send the data.

•

The CDS will provide details of agreements with Contractor in the External Vendor Agreement document after the contract has been signed.  To be agreed – dataset format and specifications, method of data transfer, timings of data transfers, data validation checks performed by vendor and GSK CDS.

•	Final reports of the study: sample accountability report, QC report, and analysis report

10.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBITB

BUDGET & PAYMENT

PAYMENT/INVOICING SCHEDULE

Milestone	Payments $	Approx Projected date	For Admin use only
Delivery to GSK of the assay data from [ * ] of the GSK samples provided to Contractor from the [ * ] study – Stage 1 a	[ * ] Services fee of $[ * ]	[ * ]
Delivery to GSK of the assay data from [ * ] GSK samples provided to Contractor from the [ * ] study – Stage 1 a	[ * ] Services fee of $[ * ]	[ * ]
Delivery to GSK of the assay data from [ * ] of the GSK samples provided to Contractor from the [ * ] study – Stage 1 b	[ * ] Services fee of $[ * ]	[ * ]
Delivery to GSK of the assay data from [ * ] GSK samples provided to Contractor from the [ * ] – Stage 1 b.	[ * ] Services fee of $[ * ]	[ * ]
Delivery to GSK of the assay data from [ * ] the GSK samples provided in Stage 1 c and Stage 1 d of the Services	[ * ] Services fee of $[ * ]	[ * ]
Delivery to GSK of the assay data from [ * ] of the GSK samples provided to Contractor in Stage 2 of the Services *	[ * ] Services fee of $[ * ]	[ * ]
Delivery to GSK of the assay data from [ * ] GSK samples provided to Contractor in Stage 2 of the Services *	[ * ] Services fee of $[ * ]	[ * ]
Balance: Final payment (total earned less hold back) will be made upon completion of the study and submission of final reports described in Exhibit A.	Hold back of $[ * ]	[ * ]
ESTIMATED TOTAL **	$3,149,520

* Stage 2 may not occur, dependent on results from Stage 1 analysis

** The Service fee payments are based on [ * ].  The payments may be less (or more) depending upon the [ * ].  The invoices for Services fees payments, according to the above table, will be issued as data results are reported, notwithstanding that samples are not received as scheduled.  From the final invoice, a hold back of $[ * ] will be retained by GSK.  Upon return of the patient sample by diaDexus to GSK, the hold back amount shall be paid.

11.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

BUDGET & PAYMENT

Invoicing Instructions

e-Invoicing/Ariba Network (AN) Instructions

The following shall be clearly noted on all invoices submitted for processing:

1.	“INVOICE” stated at the top
2.	Supplier Invoice Number and Date
3.	GSK Information — Study Manager: [ * ] — Project / Study Number: [ * ] — Cost Center: [ * ] — Object/Subsidiary (if available): [ * ]
4.	For electronic payment*: Bank Account Name/Address and Routing details
5.	Tax ID number or SS# ** < Mandatory>
6.	CID Number: <If Applicable for payment associated with Healthcare Professional(s)>
7.	P.O. Number: <Mandatory: To be provided by GSK or Enter GSK Study Contact Name >
8.	Detailed description of Services or Contract Milestone***: <Mandatory>
9.	Amount of invoice: <Mandatory >

Ariba is the tool for submitting invoices for
goods/services

PAID from US cost centers

Ariba’s GSK Vendor Website

(note: you will need to provide your name,
company,

and email address to access this site)

https://knowledge.ariba.com/GSK

Ariba’s GSK Vendor Website

http://supplier.ariba.com

12.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.